Exhibit (l)

Stradley Ronon Stevens & Young, LLP 1250 Connecticut Avenue, N.W., Suite 500 Washington, DC 20036 Telephone 202.822.9611 Fax 202.822.0140 www.stradley.com

September 19, 2017

Board of Trustees
USQ Core Real Estate Fund
235 Whitehorse Lane, Suite 200
Kennett Square, Pennsylvania 19348

Re:	Pre-Effective Amendment No. 3 to the
Registration Statement of USQ Core Real Estate Fund

Dear Board Members:
We have acted as counsel to USQ Core Real Estate Fund, a Delaware statutory trust (the "Trust"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 3 to the Registration Statement of the Trust on Form N-2 under the Securities Act of 1933 and Amendment No. 3 to such Registration Statement under the Investment Company Act of 1940 (the "Amendment").
We have reviewed the Trust's Agreement and Declaration of Trust and Bylaws (each as amended to date), resolutions adopted by the Trust's Board of Trustees, and such other legal and factual matters as we have deemed appropriate.
This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.
We have assumed the following for purposes of this opinion:
1.
The shares of the Trust will be issued in accordance with the Trust's Agreement and Declaration of Trust and Bylaws (each as amended to date) and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of shares of the Trust.

2.
The Trust's shares will be issued against payment therefor as described in the Trust's then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Trust to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Sincerely,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	____________________________________
Prufesh R. Modhera, Partner